INDEPENDENT AUDITORS' CONSENT

MetLife Investors USA Separate Account A of
MetLife Investors USA Insurance Company:

We consent to (a) the use in this Registration Statement of MetLife Investors USA Separate Account A of our report dated February 5, 2001 regarding MetLife Investors USA Insurance Company (formerly Security First Life Insurance Company) and our report dated March 14, 2001 regarding MetLife Investors USA Separate Account A (formerly Security First Life Separate Account A) appearing in the financial statements, which are included in Part B, the Statement of Additional Information of such Registration Statement and (b) the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Los Angeles, California
May 3, 2001